Exhibit 3.28

BY-LAWS

KNOLOGY TOTAL COMMUNICATIONS, INC.

ARTICLE I

All stockholders’ meetings shall be held at the principal office of the corporation in Ashford, Alabama, or such other place as may from time to time be selected. The annual meeting shall be held on the second Tuesday in January of each year at 10:00 o’clock A.M. of such day Special meetings may be held whenever called by the President, the Board of Directors, the Chairman of the Board of Directors, or any stockholders owning ten percent or more of the capital stock of said corporation at any time or place without notice, provided that written waiver of notice of such meeting shall have been signed by all of the stockholders of the corporation, or upon ten days’ written notice mailed to the address of each stockholder of record. At any stockholders’ meeting, the stockholders may vote either in person or by proxy in writing.  For the transaction of business at any meeting, the holders of a majority of the capital stock must be present in person or by proxy.  All questions and elections shall be determined by a majority vote of the common stock outstanding, except as otherwise provided herein or by law.

ARTICLE II

The Board of Directors of the Corporation shall consist of three to nine directors the number to be determined at the annual meeting of the stockholders, and to be elected by the stockholders.  No director need be a stockholder.  Each director shall serve one year or until his successor is duly elected and qualified, or until his death, except that any or all directors may be removed by the vote of a majority of the common stock at any meeting called for that announced purpose.  The remaining- board of directors shall fill any vacancy caused by death or removal.  The Board of Directors shall have the entire management of the business of the corporation and is vested with all the powers possessed by the corporation itself.  The Directors shall have the power to determine what constitutes net earnings, profits and surplus, respectively, what amount shall be reserved for working capital and for any other purposes, and what amount shall be declared as dividends, and such determination by the Board of Directors shall be final and conclusive.  Directors’ meetings may be held at any time or place upon two days’ prior notice either in writing or verbal, or without notice, provided that written Waiver of notice of such meeting shall have been signed by all the directors of the corporation.  A quorum shall consist of a majority of the directors.  All questions and elections shall be determined by majority vote of the directors in attendance at any meeting.  The Board of Directors may delegate their authority to an executive committee composed of officers designated by said board to take action between the meetings of the Board of Directors.

ARTICLE III

The officers of the corporation shall consist of the Chairman of the Board of Directors, a President, one or more Vice Presidents, and Secretary-Treasurer, and any such other officer as the Board of Directors may from time to time elect.  No officer need be a stockholder.  One person may hold any number of offices in the corporation.  Each officer shall have the duties usual and customary to the office which holds, and shall serve one year from his election or until his successor shall be elected and qualified or he shall be removed by the Board of Directors. Each officer shall receive such compensation as shall be fixed by the Board of Directors from time to time.

ARTICLE IV

Each certificate of stock shall be impressed with the words, “Notice, the transfer or assignment of the shares of stock evidenced by this certificate are restricted by the By-Laws of the corporation and any transfer or assignment in violation thereof shall be void.  The corporation will furnish any stockholder upon request and without charge a full summary statement of the restrictions as set out in the By-Laws.”  The transfer or assignment, including the right to mortgage, hypothecate, pledge, or encumber said stock is hereby restricted. Any attempted sale, assignment, hypothecation, mortgage or encumbrance of any part or all of one’s stock in the corporation, without the written consent of stockholders owning at least 60 percent of the outstanding stock in the corporation or in accordance with the provisions of this article of the By-Laws, shall be null and void.

A stockholder desiring to sell his stock shall file a written notice in writing of his intention to do so with the remaining stockholders.  The purchase price to the remaining stockholders shall be market value that is an amount equal to any bona fide offer to purchase.  The remaining stockholders or a person, persons, firm or corporation, including this corporation, designated by them may purchase the offered stock within sixty (60) days after the receipt of the written notice. If the remaining stockholders fail or refuse to purchase, the stockholders desiring to sell shall be at liberty to sell his stock to anyone for a price not less than that offered as aforesaid.  If the stock is not sold within 120 days from the date of the original notice, a new notice must be delivered to the remaining stockholders.

In the event of the death of one of the stockholders, the remaining stockholders of the corporation, or their designee, shall purchase and the heirs, executors and administrators of said deceased stockholder shall sell to the remaining stockholders of the corporation, or their nominee, the shares of stock owned by said deceased stockholder.  The purchase price shall be book value of the stock as determined by the certified public accountant then engaged by the corporation as of the date of death, of said deceased stockholder.  The remaining stockholders, or their nominee, may pay for said stock in cash or by the payment to the personal representative of the deceased stockholder of 10 percent of the purchase price (within 60 days after the appointment of said personal representative) and the execution of a promissory note payable in nine (9) annual installments of 10 percent of the purchase price plus accrued interest at the then prime rate of interest.

ARTICLE V

All contracts, conveyances and other instruments to be executed in the name of the corporation shall be signed by such officer and employees as the Board of Directors may from time to time direct.  Said officers and employees are hereby empowered to encumber, sell and convey any and all property, real, personal or mixed, of the corporation at such time, price and upon such terms as the Board of Directors may direct.  The Board of Directors may delegate this authority to such officer, officers or employees as it may direct, unless the Board directs otherwise, the Chairman of the Board of Directors or the President or anyone designated in writing by them shall exercise the aforesaid authority.

ARTICLE VI

These By-Laws may at any time be altered, amended, added to or repealed by a vote of the holders of 60 percent of the common stock of the corporation at any regular or special meeting of the stockholders if notice of the proposed alteration or amendment be contained in the notice of the meeting or waiver of notice of said meeting, or by the unanimous consent of the stockholders at any time.

ARTICLE VII

Certificates of stock in the corporation shall be numbered, registered and issued in sequence with corresponding stub records and shall be signed by the President and Secretary-Treasurer of the corporation.

ARTICLE VIII

The Seal of the corporation shall be as follows:

In Witness Whereof, the undersigned, being all of the stockholders of GraCeba Telephone Company have adopted the foregoing as and for the By-Laws of said corporation repealing any and all other provisions of any By-Laws heretofore enacted.

This the 20th day of October, 1976.

/s/ C. B. Dupree

/s/ Grace H. Dupree

Grace H. Dupree as Custodian for Jimmy B. Dupree, a minor under the Uniform Gift to Minors Act

/s/ Linda H. Dupree

CERTIFICATE

I, Linda H. Dupree, Secretary of GraCeba Telephone Company, a corporation, do hereby certify that the Board of Directors of the corporation ratified the above By-Laws on the        day of October, 1876.

/s/ Linda H. Dupree

AMENDMENTS TO THE BY-LAWS OF
GRACEBA TOTAL COMMUNICATIONS, INC.

The By-Laws of Graceba Total Communications, Inc., are hereby amended in accordance with Article VI of the By-Laws as follows:

Article III is hereby amended by adding thereto:

“C. B. Dupree shall serve as Chairman of the Board of Directors of the corporation as long as he desires to do so or until his death or disability to the extent where he is incapable of serving as Chairman.”

Article IV is hereby amended by deleting the last paragraph thereof.  Article IV shall now read as follows:

“Each certificate of stock shall be impressed with the words, “Notice, the transfer or assignment of the shares of stock evidenced by this certificate are restricted by the By-Laws of the corporation and any transfer or assignment in violation thereof shall be void.  The corporation will furnish any stockholder upon request and without charge a full summary statement of the restrictions as set out in the By-Laws.”  The transfer or assignment, including the right to mortgage, hypothecate, pledge, or encumber said stock is hereby restricted. Any attempted sale, assignment, hypothecation, mortgage or encumbrances of any part or all of one’s stock in the corporation, without the written consent of stockholders owning at least 60 percent of the outstanding stock in the corporation or in accordance with the provisions of this article of the By-Laws, shall be null and void.

“A stockholder desiring to sell his stock shall file a written notice in writing of his intention to do so with the remaining stockholders.  The purchase price to the remaining stockholders shall be market value that is an amount equal to any bona fide offer to purchase,  The remaining stockholders or a person, persons, firm or corporation, including this corporation, designated by them may purchase the offered stock within sixty (60) days after the receipt of the written notice.  If the remaining stockholders fail or refuse to purchase, the stockholders desiring to sell shall be liberty to sell his stock to anyone for a price not less than the offered as aforesaid.  If the stock is not sold within 120 days from the date of the original notice, & new notice must be delivered to the remaining stockholders.”

The By-Laws of the corporation heretofore adopted on the 20th day of October, 1976, except as amended above, shall remain in full force and effect.

/s/ C. B. Dupree

/s/ Grace H. Dupree

/s/ Linda H. Dupree

/s/ Jimmy B. Dupree

AMENDMENT NUMBER 2
TO THE BY-LAWS
OF
GRACEBA TOTAL COMMUNICATIONS, INC.

1.             Article IV of the By-laws of Graceba Total Communications, Inc. is revoked effective as of October 2, 1992.  The restrictive legend impressed on any certificate of stock of the corporation provided by Article IV of the By-laws is void and the restrictions upon transfer imposed by the legend and Article IV of the By-laws are no longer effective.  Shareholders may surrender their certificates containing that legend and receive in exchange therefor new certificates for an equal number of shares containing no restrictive legend.

2.             All other provisions of the By-laws, as heretofore amended, will remain in full force and effect.

CERTIFICATE OF ADOPTION AND APPROVAL

I, Cecilia p. Shirley, Secretary of Graceba Total Communications, Inc., certify that the foregoing Amendment Number 2 to the By-laws of the corporation is adopted by unanimous written consent of the shareholders and directors of the corporation in lieu of a special meeting held on October 2, 1992.

I have subscribed my name and affixed the seal of the

/s/Cecilia D. Shirley

(Corporate Seal)

STATE OF ALABAMA

HOUSTON COUNTY

UNANIMOUS CONSENT OF BOARD OF DIRECTORS

AND STOCKHOLDERS OF GRACEBA TELEPHONE COMPANY

TO AMEND ARTICLES OF INCORPORATION CHANGING NAME

We, the undersigned, C. B. Dupree, Grace H. Dupree, Cecil E. Dupree, Jimmy B. Dupree and Linda H. Dupree, being all of the stockholders and directors of GraCeba Telephone Company, a Corporation, do hereby unanimously consent for the Articles of Incorporation of said corporation to be amended by amending the First Article thereof as follows:

The First Article shall read as follows:

“I.

The name of the corporation shall be GraCeba Total Communications, Inc.”

The remaining portion of the Articles of Incorporation shall remain unchanged and shall remain in full force and effect.

This amendment shall be effective on April 9, 1979.

Done this the          day of April, 1979.

WITNESSES:

/s/ C. B. Dupree

/s/ Grace H. Dupree

/s/ Cecil E. Dupree

/s/ Jimmy B. Dupree

/s/ Linda H. Dupree

/s/ Johnnie Vann

STATE OF ALABAMA

HOUSTON COUNTY

Before me, a Notary Public in and for said State and County, personally appeared Cecil E. Dupree who is known to me to be the President of GraCeba Telephone Company, a Corporation, and who, being by me first duly sworn, deposes and says that the foregoing names signed to the foregoing Amendment to the Articles of ^corporation constitute all of the stockholders of GraCeba Telephone Company, a Corporation, on the date same bears date.

/s/ Cecil E. Dupree

Sworn to and subscribed before me this day of April, 1979.

Notary Public